Exhibit 99.2
IVANHOE ENERGY INC.
CONSOLIDATED FINANCIAL STATEMENTS (Revised)
In January 2010, Ivanhoe Energy Inc. (“Ivanhoe Energy” or “Ivanhoe” or the “Company”) completed a private placement (the “Private Placement”) of special warrants (the “Special Warrants”). Each Special Warrant is convertible into one common share of the Company and one-quarter of a share purchase warrant (collectively, the “Underlying Ivanhoe Securities”). Under the terms of the Private Placement, the Company is required to file, and obtain a receipt for, a prospectus (the “Prospectus”) qualifying the distribution of the Underlying Ivanhoe Securities to be issued upon the conversion of the Special Warrants in the Provinces of British Columbia, Alberta, Manitoba and Ontario. Certain documents filed by the Company with securities commissions or similar authorities in Canada are required to be incorporated by reference into the Prospectus, including the Company’s audited consolidated financial statements as at December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 (the “2008 Annual Financial Statements”).
On July 17, 2009, the Company sold all of its oil and gas exploration and production operations in the United States, including production properties and infrastructure in California and Texas and additional exploration acreage in California, to a third party for approximately U.S.$39.2 million (the “Disposition”). As the 2008 Annual Financial Statements are required to be incorporated by reference in the Prospectus, generally accepted accounting principles in Canada (“Canadian GAAP”) require that the assets and liabilities sold pursuant to the Disposition must be presented in the 2008 Annual Financial Statements as discontinued operations. Accordingly, the Company has revised the 2008 Annual Financial Statements solely for the purpose of presenting the assets and liabilities sold pursuant to the Disposition as discontinued operations in accordance with the requirements of Canadian GAAP. The revised 2008 Annual Financial Statements are being filed concurrently with, and are incorporated by reference into, the Prospectus.

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
To the Board of Directors and Shareholders of
Ivanhoe Energy Inc.:
We have audited the accompanying consolidated balance sheets of Ivanhoe Energy Inc. and subsidiaries (the “Company”) as at December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ivanhoe Energy Inc. and subsidiaries as at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in Canada.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s recurring losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.
(signed) “Deloitte & Touche LLP”
Independent Registered Chartered Accountants
Calgary, Canada
February 26, 2009 (except for note 19, which is as of January 21, 2010)

IVANHOE ENERGY INC.
Consolidated Balance Sheets
(stated in thousands of U.S. Dollars, except share amounts)

	As at December 31,
	2008	2007
	(Note 19)	(Note 19)
Assets
Current Assets:
Cash and cash equivalents (Note 12)	$38,477	$9,060
Accounts receivable (Note 12)	3,802	7,318
Advance (Note 12)	—	825
Prepaid and other current assets	1,487	519
Derivative instruments (Note 12)	1,459	—
Assets of discontinued operations (Note 19)	2,727	4,437

	47,952	22,159

Oil and gas properties and development costs, net (Note 3)	143,974	77,812
Intangible assets — technology (Note 4)	92,153	102,153
Long term assets	152	210
Assets of discontinued operations (Note 19)	62,644	64,182

	$346,875	$266,516

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities (Note 12)	$9,219	$8,383
Income tax payable (Note 12)	650	—
Debt — current portion (Note 5 and 12)	412	2,325
Derivative instruments (Note 12)	—	4,659
Liabilities of discontinued operations (Note 19)	6,074	10,332

	16,355	25,699

Long term debt (Note 5 and 12)	37,855	9,812
Asset retirement obligations (Note 6)	1,928	739
Long term obligation (Note 7)	1,900	1,900
Future income tax liability (Note 14)	29,600	29,600
Liabilities of discontinued operations (Note 19)	1,810	1,479

	89,448	69,229

Commitments and contingencies (Note 7)

Going concern and basis of presentation (Note 2)

Shareholders’ Equity:
Share capital, issued 279,381,187 common shares; December 31, 2007 244,873,349 common shares	413,857	324,262
Purchase warrants (Note 8)	18,805	23,078
Contributed surplus	16,862	9,937
Convertible note (Note 8)	2,086	—
Accumulated deficit	(194,183)	(159,990)

	257,427	197,287

	$346,875	$266,516

(See accompanying Notes to the Consolidated Financial Statements)
Approved by the Board:

(signed) “Robert M. Friedland”	(signed) “Brian F. Downey”
Director	Director

IVANHOE ENERGY INC.
Consolidated Statements of Operations and Comprehensive Loss
(stated in thousands of U.S. Dollars, except share amounts)

	Year Ended December 31,
	2008	2007	2006
	(Note 19)	(Note 19)	(Note 19)
Revenue
Oil revenue	$48,370	$31,365	$35,683
Gain (loss) on derivative instruments (Note 12)	1,688	(4,993)	—
Interest income	612	317	637

	50,670	26,689	36,320

Expenses
Operating costs	21,515	13,000	11,834
General and administrative	15,779	10,104	8,552
Business and technology development	6,453	9,625	7,610
Depletion and depreciation	25,761	20,640	27,172
Interest expense and financing costs	1,309	623	673
Provision for impairment of GTL intangible asset and development costs (Notes 3 and 4)	15,054	—	—
Write off of deferred financing costs (Note 13)	2,621	—	—
Provision for impairment of oil and gas properties (Note 3)	—	6,130	5,420
Write off of deferred acquisition costs	—	—	736

	88,492	60,122	61,997

Loss from continuing operations before income taxes	(37,822)	(33,433)	(25,677)

Current provision for income taxes (Note 14)	(654)	—	—

Net loss from continuing operations	(38,476)	(33,433)	(25,677)
Net income (loss) from discontinued operations (Note 19)	4,283	(5,774)	185

Net Loss and Comprehensive Loss	$(34,193)	$(39,207)	$(25,492)

Net loss per share
Net loss from continuing operations, basic and diluted	$(0.15)	$(0.14)	$(0.11)
Net income (loss) from discontinued operations, basic and diluted	0.02	(0.02)	0.00

Net loss per share, basic and diluted	$(0.13)	$(0.16)	$(0.11)

Weighted Average Number of Shares (in thousands)
Basic and Diluted (Note 15)	258,815	242,362	235,640

(See accompanying Notes to the Consolidated Financial Statements)

IVANHOE ENERGY INC.
Consolidated Statements of Shareholders’ Equity
(stated in thousands of U.S. Dollars, except share amounts)

	Share Capital		Purchase	Contributed	Convertible	Accumulated
	Shares	Amount	Warrants	Surplus	Note	Deficit	Total
	(thousands)
Balance December 31, 2005	220,779	$291,088	$5,150	$3,820	$—	$(95,291)	$204,767
Net loss and comprehensive loss	—	—	—	—	—	(25,492)	(25,492)
Shares and purchase warrants issued for:
Acquisition of oil and gas assets (Note 18)	8,591	20,000	—	—	—	—	20,000
Private placements, net of share issue costs (Note 8)	11,400	6,493	18,805	—	—	—	25,298
Exercise of options (Note 9)	297	743	—	(252)	—	—	491
Employee bonuses	149	401	—	—	—	—	401
Compensation calculated for stock option grants (Note 9)	—	—	—	2,921	—	—	2,921

Balance December 31, 2006	241,216	318,725	23,955	6,489	—	(120,783)	228,386
Net loss and comprehensive loss	—	—	—	—	—	(39,207)	(39,207)
Shares issued for:
Exercise of purchase warrants (Note 8)	2,000	4,313	(313)	—	—	—	4,000
Exercise of options (Note 9)	1,231	431	—	(52)	—	—	379
Employee bonuses	427	793	—	—	—	—	793
Expiry of purchase warrants (Note 8)	—	—	(564)	564	—	—	—
Compensation calculated for stock option grants (Note 9)	—	—	—	2,936	—	—	2,936

Balance December 31, 2007	244,874	324,262	23,078	9,937	—	(159,990)	197,287
Net loss and comprehensive loss	—	—	—	—	—	(34,193)	(34,193)
Shares issued for:
Private placements, net of share issue costs (Note 8)	29,334	82,451	—	—	—	—	82,451
Exercise of convertible debt (Note 8)	2,291	4,862	—	—	—	—	4,862
Exercise of options (Note 9)	2,666	1,792	—	(587)	—	—	1,205
Employee bonuses	216	490	—	—	—	—	490
Convertible note issued (Note 8)	—	—	—	—	2,086	—	2,086
Expiry of purchase warrants (Note 8)	—	—	(4,273)	4,273	—	—	—
Compensation calculated for stock option grants (Note 9)	—	—	—	3,239	—	—	3,239

Balance December 31, 2008	279,381	$413,857	$18,805	$16,862	$2,086	$(194,183)	$257,427

IVANHOE ENERGY INC.
Consolidated Statements of Cash Flows
(stated in thousands of U.S. Dollars)

	Year Ended December 31,
	2008	2007	2006
Operating Activities
Net loss and comprehensive loss	$(34,193)	$(39,207)	$(25,492)
Net (income) loss from discontinued operations	(4,283)	5,774	(185)
Items not requiring use of cash:
Depletion and depreciation	25,761	20,640	27,172
Write-downs and provision for impairment (Note 3 and 4)	15,054	6,130	5,420
Stock based compensation (Note 9)	3,016	3,151	2,369
Unrealized (gain) loss on derivative instruments (Note 12)	(6,118)	4,659	—
Write off of deferred financing costs (Note 13)	2,621	—	—
Unrealized foreign exchange loss	1,762	—	—
Provision for uncollectible accounts (Note 12)	625	—	—
Write off of deferred acquisition costs	—	—	736
Other	519	381	759
Changes in non-cash working capital items (Note 16)	6,016	(360)	(2,275)

Net cash provided by operating activities from continuing operations	10,780	1,168	8,504
Net cash provided by operating activities from discontinued operations	6,273	4,321	5,848

Net cash provided by operating activities	17,053	5,489	14,352

Investing Activities
Capital investments	(21,063)	(28,585)	(12,296)
Acquisition of oil and gas assets (Note 18)	(22,308)	—	—
Recovery of development costs (Note 3)	—	9,000	—
Advance repayments (payments)	200	500	(125)
Merger and acquisition related costs	—	—	(736)
Other	(777)	(47)	(116)
Changes in non-cash working capital items (Note 16)	(1,035)	(1,283)	(10,606)

Net cash used in investing activities from continuing operations	(44,983)	(20,415)	(23,879)
Net cash used in investing activities from discontinued operations	(4,338)	(1,872)	(1,698)

Net cash used in investing activities	(49,321)	(22,287)	(25,577)

Financing Activities
Shares issued on private placements, net of share issue costs (Note 8)	82,451	—	25,298
Proceeds from exercise of options and warrants (Notes 8 and 9)	1,205	4,379	491
Proceeds from debt obligations, net of financing costs (Note 5)	4,790	9,356	—
Payments of debt obligations (Note 5)	(15,750)	(2,460)	(6,050)
Payments of deferred financing costs (Note 13)	(2,621)	—	—
Other	(50)	—	—
Changes in non-cash working capital items (Note 16)	26	—	—

Net cash provided by financing activities from continuing operations	70,051	11,275	19,739
Net cash provided by (used in) financing activities by discontinued operations	700	3,000	(1,359)

Net cash provided by financing activities	70,751	14,275	18,380

Foreign Exchange Loss on Cash and Cash

Equivalents Held in a Foreign Currency	(10,574)	—	—

Increase (decrease) in Cash and Cash Equivalents, for the year	27,909	(2,523)	7,155
Cash and cash equivalents, beginning of year	11,356	13,879	6,724

Cash and Cash Equivalents, end of year	$39,265	$11,356	$13,879

Cash and cash equivalents, end of period — continuing operations	$38,477	$9,060	$13,227

Cash and cash equivalents, end of period — discontinued operations	$788	$2,296	$652

(See accompanying Notes to the Consolidated Financial Statements)

IVANHOE ENERGY INC.
Notes to the Consolidated Financial Statements
(all tabular amounts are expressed in thousands of U.S. Dollars, except share and per share amounts)
1. NATURE OF OPERATIONS
Ivanhoe Energy Inc. (the “Company” or “Ivanhoe Energy”), a Canadian company, is an independent international heavy oil development and production company focused on pursuing long-term growth in its reserves and production. Ivanhoe Energy plans to utilize technologically innovative methods designed to significantly improve recovery of heavy oil resources, including the anticipated commercial application of the patented rapid thermal processing process (“RTPTM Process”) for heavy oil upgrading (“HTLTM Technology” or “HTLTM") and enhanced oil recovery (“EOR”) techniques. In addition, the Company seeks to expand its reserve base and production through conventional exploration and production (“E&P”) of oil and gas. Our core operations are currently carried out in China, the United States, Canada and Ecuador.
2. SIGNIFICANT ACCOUNTING POLICIES
These consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada.
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts and other disclosures in these consolidated financial statements. Actual results may differ from those estimates.
In particular, the amounts recorded for depletion and depreciation of the oil and gas properties and accretion for asset retirement obligations are based on estimates of reserves and future costs. By their nature, these estimates, and those related to future cash flows used to assess impairment of oil and gas properties and development costs as well as intangible assets, are subject to measurement uncertainty and the impact on the financial statements of future periods could be material.
Going Concern and Basis of Presentation
The Company’s financial statements as at and for the year ended December 31, 2008 have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company incurred a net loss of $34.2 million for the year ended December 31, 2008, and as at December 31, 2008, had an accumulated deficit of $194.2 million and positive working capital of $31.6 million. The Company currently anticipates incurring substantial expenditures to further its capital development programs, particularly those related to the development of two recently acquired oil sands leases in Alberta and the development of a heavy oil field in Ecuador. The Company’s cash flow from operating activities will not be sufficient to both satisfy its current obligations and meet the requirements of these capital investment programs. The continued existence of the Company is dependent upon its ability to obtain capital to fund further development and to meet obligations to preserve its interests in these properties and to meet the obligations associated with other potential HTL™ projects. The Company intends to finance the future payments required for its capital projects from a combination of strategic investors and/or traditional debt and equity markets, either at a parent company level or at the project level. Traditional debt and equity markets may not be accessible at the current time and as such the outcome of these matters cannot be predicted with certainty at this time and therefore the Company may not be able to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.
Principles of Consolidation
These consolidated financial statements include the accounts of Ivanhoe Energy and its subsidiaries, all of which are wholly owned.
The Company conducts a portion of its exploration, development and production activities in its oil and gas business jointly with others. The Company’s accounts reflect only its proportionate interest in the assets and liabilities of these joint ventures.
All inter-company transactions and balances have been eliminated for the purposes of these consolidated financial statements.
Foreign Currency Translation
The functional currency of the Company is the U.S. Dollar since it is the currency in which the worldwide petroleum business is denominated and the majority of our transactions occur in this currency. Monetary assets and liabilities denominated in foreign currencies are converted to the U.S. Dollar at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are converted to the U.S. Dollar at rates approximating exchange rates in effect at the time of the transactions. Exchange gains or losses resulting from the period-end translation of monetary assets and liabilities denominated in foreign currencies are reflected in the results of operations.
Cash and Cash Equivalents
Cash and cash equivalents include short-term money market instruments with terms to maturity, at the date of issue, not exceeding 90 days.
Oil and Gas Properties
     Full Cost Accounting
The Company follows the full cost method of accounting for oil and gas operations whereby all exploration and development expenditures are capitalized on a country-by-country (cost center) basis. Such expenditures include lease and royalty interest acquisition costs, geological and geophysical expenses, carrying charges for unproved properties, costs of drilling both successful and unsuccessful wells, gathering and production facilities and equipment, financing, administrative costs related to capital projects and asset retirement costs. Proceeds from sales of oil and gas properties are recorded as reductions in the carrying value of proved oil and gas properties, unless such amounts would significantly alter the rate of depreciation and depletion, whereupon gains or losses would be recognized in income. Maintenance and repair costs are expensed as incurred, while improvements and major renovations are capitalized. The amount of interest costs capitalized for qualifying assets is intended to be that portion of the interest cost incurred during the assets’ acquisition periods that theoretically could have been avoided if expenditures for the assets had not been made. Unusually significant investments in unproved properties and major development projects that are not being currently depreciated, depleted, or amortized and on which exploration or development activities are in progress are assets qualifying for capitalization of interest cost. Similarly, in a cost center with no production, significant properties and projects on which exploration or development activities are in progress are assets qualifying for capitalization of interest costs.
     Depletion
The Company’s share of costs for proved oil and gas properties accumulated within each cost center, including a provision for future development costs, are depleted using the unit-of-production method over the life of the Company’s share of estimated remaining proved oil and gas reserves net of royalties. Costs incurred on an unproved oil and gas property are excluded from the depletion rate calculation until it is determined whether proved reserves are attributable to an unproved oil and gas property or upon determination that an unproved oil and gas property has been impaired. Natural gas reserves and production are converted to a barrels of oil equivalent using a generally recognized industry standard in which six thousand cubic feet of gas is equal to one barrel of oil. The conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.
     Impairment of Proved Oil and Gas Properties
In the recognition of an impairment, the carrying value of a cost center is compared to the undiscounted future net cash flows of that cost center’s proved reserves using estimates of future oil and gas prices and costs plus the cost of unproved properties that have been excluded from the depletion calculation. If the carrying value is greater than the value of the undiscounted future net cash flows of the proved reserves plus the cost of unproved properties excluded from the depletion calculation, then the amount of the cost center’s potential impairment must be measured. A cost center’s impairment loss is measured by the amount its carrying value exceeds the discounted future net cash flows of its proved and probable reserves using estimates of future oil and gas prices and costs plus the cost of unproved properties that have been excluded from the depletion calculation and which contain no probable reserves. The net cash flows of a cost center’s proved and probable reserves are discounted using a risk-free interest rate adjusted for political and economic risk on a country-by-country basis. The amount of the impairment loss is recognized as a charge to the results of operations and a reduction in the net carrying amount of a cost center’s oil and gas properties. Unproved properties and major development projects are assessed on a quarterly basis for possible impairments or reductions in value. If a reduction in value has occurred, the impairment is transferred to the carrying value of proved oil and gas properties.
Asset Retirement Costs
The Company measures the expected costs required to abandon its producing U.S. oil and gas properties and HTLTM facilities at a fair value which approximates the cost a third party would incur in performing the tasks necessary to abandon the field and restore the site. The fair value is recognized in the financial statements at the present value of expected future cash outflows to satisfy the obligation as a liability with a corresponding increase in the related asset. Subsequent to the initial measurement, the effect of the passage of time on the liability for the asset retirement obligation (accretion expense) is recognized in the results of operations and included with interest expense. Actual costs incurred upon settlement of the obligation are charged against the obligation to the extent of the liability recorded. Any difference between the actual costs incurred upon settlement of the obligation and the recorded liability is recognized as a gain or loss in the carrying balance of the related capital asset in the period in which the settlement occurs.
Asset retirement costs associated with the producing U.S. oil and gas properties are being depleted using the unit of production method based on estimated proved reserves and are included with depletion and depreciation expense. Asset retirement costs associated with the CDF are depreciated over the life of the CDF which commenced when the facility was placed into service.
The Company does not make such a provision for its oil and gas operations in China as there is no obligation on the Company’s part to contribute to the future cost to abandon the field and restore the site.
Development Costs
The Company incurs various costs in the pursuit of HTLTM and GTL projects throughout the world. Such costs incurred prior to signing a memorandum of understanding (“MOU”), or similar agreements, are considered to be business and technology development and are expensed as incurred. Upon executing a MOU to determine the technical and commercial feasibility of a project, including studies for the marketability for the projects products, the Company assesses that the feasibility and related costs incurred have potential future value, are probable of leading to a definitive agreement for the exploitation of proved reserves and should be capitalized. If no definitive agreement is reached, then the project’s capitalized costs, which are deemed to have no future value, are written down in the results of operations with a corresponding reduction in the carrying balance of the HTLTM and GTL development costs.
Additionally, the Company incurs costs to develop, enhance and identify improvements in the application of the HTLTM and GTL technologies it owns or licenses. The cost of equipment and facilities acquired, such as the HTLTM commercial demonstration facility (“CDF”), or construction costs for such purposes, are capitalized as development costs and amortized over the expected economic life of the equipment or facilities, commencing with the start up of commercial operations for which the equipment or facilities are intended. The CDF will be used to develop and identify improvements in the application of the HTLTM Technology by processing and testing heavy crude feedstock of prospective partners until such time as the CDF is sold, dismantled or redeployed.
The Company reviews the recoverability of such capitalized development costs annually, or as changes in circumstances indicate the development costs might be impaired, through an evaluation of the expected future discounted cash flows from the associated projects. If the carrying value of such capitalized development costs exceeds the expected future discounted cash flows, the excess is written down in the results of operations with a corresponding reduction in the carrying balance of the HTLTM and GTL development costs.
Costs incurred in the operation of equipment and facilities used to develop or enhance HTLTM and GTL technologies prior to commencing commercial operations are business and technology development expenses and are charged to the results of operations in the period incurred.
Furniture and Equipment
Furniture and fixtures are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful life of the respective assets, at rates ranging from three to five years.
Intangible Assets
Intangible assets are initially recognized and measured at cost. Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets are reviewed at least annually for impairment, or when events or changes in circumstances indicate that the carrying value of an intangible asset may not be recoverable. If the carrying value of an intangible asset exceeds its fair value or expected future discounted cash flows, the excess is written down to the results of operations with a corresponding reduction in the carrying value of the intangible asset.
The Company owns intangible assets in the form of an exclusive, irrevocable license to employ the RTPTM Process for all applications other than biomass and a GTL master license from Syntroleum. The Company will assign the carrying value of the HTLTM Technology and the Syntroleum GTL master license to the number of facilities it expects to develop that will use the HTLTM Technology and the Syntroleum GTL process respectively. The amount of the carrying value of the technologies assigned to each HTLTM or GTL facility will be amortized to earnings on a basis related to the operations of the HTLTM or GTL facility from the date on which the facility is placed into service. The carrying value of the HTLTM Technology and the Syntroleum GTL master license are evaluated for impairment annually, or as changes in circumstances indicate the intangible assets might be impaired, based on an assessment of their fair market values.

Oil and Gas Revenue
Sales of crude oil and natural gas are recognized in the period in which the product is delivered to the customer. Oil and gas revenue represents the Company’s share and is recorded net of royalty payments to governments and other mineral interest owners.
In China, the Company conducts operations jointly with the government of China in accordance with a production-sharing contract. Under this contract, the Company pays both its share and the government’s share of operating and capital costs. The Company recovers the government’s share of these costs from future revenues or production over the life of the production-sharing contract. The government’s share of operating costs is recorded in operating expense when incurred and capital costs are recorded in oil and gas properties when incurred and expensed to depletion and depreciation in the year recovered.
Earnings or Loss Per Share
Basic earnings or loss per share is calculated by dividing the net earnings or loss to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that would occur if stock options, convertible debentures and purchase warrants were exercised. The “if converted” method is used in calculating diluted earnings per share for the convertible debentures. The treasury stock method is used in calculating diluted earnings per share, which assumes that any proceeds received from the exercise of in-the-money stock options and purchase warrants would be used to purchase common shares at the average market price for the period. The Company does not report diluted loss per share amounts, as the effect would be anti-dilutive to the common shareholders.
Income Taxes
The Company follows the liability method of accounting for future income taxes. Under the liability method, future income taxes are recognized to reflect the expected future tax consequences arising from tax loss carry-forwards and temporary differences between the carrying value and the tax basis of the Company’s assets and liabilities. A valuation allowance is recorded against any future income tax asset if the Company is not “more likely than not” to be able to utilize the tax deductions associated with the future income tax asset. The effect of a change in income tax rates on future tax liabilities and assets is recognized in income in the period in which the change occurs, provided that the income tax rates are substantively enacted.
Stock Based Compensation
The Company has an Employees’ and Directors’ Equity Incentive Plan consisting of a stock option plan, a bonus plan and an employee share purchase plan. Compensation costs are recognized in the results of operations over the periods in which the stock options vest for all stock options granted based on the fair value of the stock options at the date granted. The Company uses the Black-Scholes option-pricing model for determining the fair value of stock options issued at grant date. As of the date stock options are granted, the Company estimates a percentage of stock options issued to employees and directors it expects to be forfeited. Compensation costs are not recognized for stock option awards forfeited due to a failure to satisfy the service requirement for vesting. Compensation costs are adjusted for the actual amount of forfeitures in the period in which the stock options expire.
Upon the exercise of stock options, share capital is credited for the fair value of the stock options at the date granted with a charge to contributed surplus. Consideration paid upon the exercise of the stock options is also credited to share capital.
Compensation expenses are recognized when shares are issued from the stock bonus plan. The employee share purchase portion of the plan has not yet been activated.
Financial Assets and Liabilities
     Financial assets
The Company’s financial assets are comprised of cash and cash equivalents, accounts receivable, advances and derivative instruments. These financial assets are classified as loans and receivables or held for trading financial assets as appropriate. The classification of financial assets is determined at initial recognition. When financial assets are recognized initially, they are measured at fair value, normally being the transaction price. Transaction costs for all financial assets are expensed as incurred.
Financial assets are classified as held for trading if they are acquired for sale in the short term. Cash and cash equivalents and derivatives in a positive fair value position are also classified as held for trading. Held for trading assets are carried on the balance sheet at fair value with gains or losses recognized in the consolidated statement of operations. The estimated fair value of held for trading assets is determined by reference to quoted market prices and, if not available, on estimates from third-party brokers or dealers.

Loans and receivables are non-derivative financial assets with fixed or determinable payments. Accounts receivable and advances have been classified as loans and receivables. Such assets are carried at amortized cost, as the time value of money is not significant. Gains and losses are recognized in income when the loans and receivables are derecognized or impaired.
The Company assesses at each balance sheet date whether a financial asset carried at cost is impaired. If there is objective evidence that an impairment loss exists, the amount of the loss is measured as the difference between the carrying amount of the asset and its fair value. The carrying amount of the asset is reduced with the amount of the loss recognized in earnings.
     Financial liabilities
Financial liabilities are classified as held for trading financial liabilities or other financial liabilities as appropriate. Financial liabilities include accounts payable and accrued liabilities, derivative financial instruments, credit facilities, long term obligation and long term debt. The classification of financial liabilities is determined at initial recognition.
Held for trading financial liabilities represent financial contracts that were acquired for sale in the short term or derivatives that are in a negative fair market value position.
The estimated fair value of held for trading liabilities is determined by reference to quoted market prices and, if not available, on estimates from third-party brokers or dealers.
Other financial liabilities are non-derivative financial liabilities with fixed or determinable payments.
Short term other financial liabilities are carried at cost as the time value of money is not significant. Accounts payable and accrued liabilities and credit facilities have been classified as short term other financial liabilities. Gains and losses are recognized in income when the short term other financial liability is derecognized. Transaction costs for short term other financial liabilities are expensed as incurred.
Long term other financial liabilities are measured at amortized cost. Long-term debt and long term obligation have been classified as long term other financial liabilities. Transaction costs for long term other financial liabilities are deducted from the related liability and accounted for using the effective interest rate method.
     Derivative Financial Instruments
The Company may periodically use different types of derivative instruments to manage its exposure to price volatility, thus mitigating fluctuations in commodity-related cash flows. The Company currently uses costless collar derivative instruments to manage this exposure.
Derivative financial instruments are classified as held for trading and recorded on the consolidated balance sheet at fair value, either as an asset or as a liability under current assets or current liabilities, respectively. Changes in the fair value of these financial instruments, or unrealized gains and losses, are recognized in the statement of operations as revenues in the period in which they occur.
Gains and losses related to the settlement of derivative contracts, or realized gains and losses, are recognized as revenues in the statement of operations.
Contracts to buy or sell non-financial items that are not in accordance with the Company’s expected purchase, sale or usage requirements are accounted for as derivative financial instruments.
2008 Accounting Changes
On January 1, 2008, the Company adopted three new accounting standards that were issued by the Canadian Institute of Chartered Accountants (“CICA”): Handbook Section 1535 “Capital Disclosures” (“S.1535”), Handbook Section 3862 “Financial Instruments — Disclosures” (“S.3862”), and Handbook Section 3863 “Financial Instruments — Presentation” (“S.3863”). S.1535 establishes standards for disclosing information about an entity’s capital and how it is managed. The objective of S.3862 is to require entities to provide disclosures in their financial statements that enable users to evaluate both the significance of financial instruments for the entity’s financial position and performance; and the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks. The purpose of S.3863 is to enhance financial statement users’ understanding of the significance of financial instruments to an entity’s financial position, performance and cash flows. The latter two replaced Handbook Section.3861 “Financial Instruments — Disclosure and Presentation”. The Company

adopted the new standards on January 1, 2008 with additional disclosures included in these consolidated financial statements. There was no transitional adjustment to the consolidated financial statements as a result of having adopted these standards.
Impact of New and Pending Canadian GAAP Accounting Standards
In February 2008, the CICA issued Handbook Section 3064, “Goodwill and Intangible assets,” (“S.3064”) replacing Handbook Section 3062, “Goodwill and Other Intangible Assets” (“S.3062”) and Handbook Section 3450, “Research and Development Costs”. S.3064 will be applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, the Company will adopt the new standards for its fiscal year beginning January 1, 2009. The new section establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous S.3062. Management has concluded that the requirements of this new Section will not have a material impact on its consolidated financial statements.
Also in February 2008, the CICA amended portions of Handbook Section 1000, “Financial Statement Concepts”, which the CICA concluded permitted deferral of costs that did not meet the definition of an asset. The amendments apply to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008. Upon adoption of S.3064 and the amendments to Section 1000 on January 1, 2009, capitalized amounts that no longer meet the definition of an asset will be expensed retrospectively. Management has concluded that the requirements of this new Section will not have a material impact on its consolidated financial statements.
Effective January 1, 2008, the Company implemented amendments to CICA Handbook Section 1400 “General Standards of Financial Statement Presentation” that incorporates going concern guidance. These changes require management to make an assessment of an entity’s ability to continue as a going concern when preparing financial statements. Financial statements shall be prepared on a going concern basis unless management either intends to liquidate the entity or to cease trading, or has no realistic alternative but to do so. When management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern, those uncertainties shall be disclosed. The new requirements are applicable to all entities and are effective for annual financial statements relating to fiscal years beginning on or after January 1, 2008. There was no material impact on the Company’s consolidated financial statements as the Company already going concern disclosure in its consolidated financial statements.
Convergence of Canadian GAAP with International Financial Reporting Standards
In April 2008, the CICA published the exposure draft “Adopting IFRSs in Canada”. The exposure draft proposes to incorporate International Financial Reporting Standards (“IFRS”) into the CICA Accounting Handbook effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. At this date, publicly accountable enterprises will be required to prepare financial statements in accordance with IFRS.
The International Accounting Standards Board (“IASB”) has stated that it plans to issue an exposure draft relating to certain amendments to IFRS 1 in order to make it more useful to Canadian entities adopting IFRS for the first time. One such exemption relating to full cost oil and gas accounting is expected to result in a reduced administrative transition from the current Canadian AcG-16 to IFRS. It is anticipated that this exposure draft will not result in an amended IFRS 1 standard until late in 2009. The amendment will potentially permit the Company to apply IFRS prospectively to its full cost pool, rather than the retrospective assessment of capitalized exploration and development expenses, with the proviso that a ceiling test, under IFRS standards, be conducted at the transition date.

3. OIL AND GAS PROPERTIES AND DEVELOPMENT COSTS
The Company has four reportable business segments: Oil and Gas — Integrated, Oil and Gas – Conventional, Business and Technology Development and Corporate as further described in Note 11. These segments are different than those reported in the Company’s previous financial statements and as such the presentation has been changed to conform to the new segments. In addition, in July 2009, the Company sold its U.S. operating segment (see Note 19); consequently, the segment information has been revised to reflect this sale. Capital assets categorized by segment are as follows:

	As at December 31, 2008
	Oil and Gas				Business and
	Integrated		Conventional		Technology
	Canada	Ecuador	China	Corporate	Development	Total
Oil and Gas Properties:
Proved	$—	$—	$141,089	$—	$—	$141,089
Unproved	81,090	1,454	5,233	—	—	87,777

	81,090	1,454	146,322	—	—	228,866
Accumulated depletion	—	—	(81,717)	—	—	(81,717)
Accumulated provision for impairment	—	—	(16,550)	—	—	(16,550)

	81,090	1,454	48,055	—	—	130,599

Development Costs:
Feasibility studies and other deferred costs
HTLTM					801	801
GTL					5,054	5,054
Accumulated provision for impairment					(5,054)	(5,054)
Feedstock test facility	—	—	—	—	8,770	8,770
Commercial demonstration facility	—	—	—	—	11,036	11,036
Accumulated depreciation	—	—	—	—	(7,713)	(7,713)

	—	—	—	—	12,894	12,894

Furniture and equipment	20	90	120	13	406	649
Accumulated depreciation	(6)	—	(79)	(6)	(77)	(168)

	14	90	41	7	329	481

	$81,104	$1,544	$48,096	$7	$13,223	$143,974

	As at December 31, 2007
	Oil and Gas		Business and
	Conventional		Technology
	China	Corporate	Development	Total
Oil and Gas Properties:
Proved	$134,648	$—	$—	$134,648
Unproved	3,297	—	—	3,297

	137,945	—	—	137,945
Accumulated depletion	(58,583)	—	—	(58,583)
Accumulated provision for impairment	(16,550)	—	—	(16,550)

	62,812	—	—	62,812

Development Costs:
Feasibility studies and other deferred costs:
HTLTM	—	—	389	389
GTL	—	—	5,054	5,054
Feedstock test facility	—	—	4,724	4,724
Commercial demonstration facility	—	—	9,903	9,903
Accumulated depreciation	—	—	(5,159)	(5,159)

	—	—	14,911	14,911

				—
Furniture and equipment	119	23	107	249
Accumulated depreciation	(77)	(12)	(71)	(160)

	42	11	36	89

	$62,854	$11	$14,947	$77,812

Oil and Gas Properties
Costs as at December 31, 2008 of $87.8 million ($3.3 million at December 31, 2007), related to unproved oil and gas properties have been excluded from costs subject to depletion and depreciation. Included in that same depletion calculation were $3.3 million for future development costs associated with proven undeveloped reserves as at December 31, 2008 ($5.2 million at December 31, 2007). The oil and gas properties in Canada and Ecuador have not had any oil and gas production and have been excluded from the ceiling test as undeveloped land.
The Company performed a ceiling test calculation at December 31, 2008, 2007 and 2006 to assess the recoverable value of its China Oil and Gas Properties resulting in no impairment in 2008 and an impairment of $6.1 million and $5.4 million in 2007 and 2006 respectively.
Prices used in calculating the expected future cash flows were based on the following benchmark prices adjusted for gravity, transportation and other factors as required by sales agreements:

	As at December 31. 2008		As at December 31. 2007		As at December 31. 2006
	West Texas	Henry	West Texas	Henry	West Texas	Henry
	Intermediate	Hub	Intermediate	Hub	Intermediate	Hub
	(per Bbl)	(per Mcf)	(per Bbl)	(per Mcf)	(per Bbl)	(per Mcf)
2007	NA	NA	NA	NA	$62.00	$7.25
2008	NA	NA	$92.00	$7.50	$60.00	$7.50
2009	$57.50	$7.00	$88.00	$8.25	$58.00	$7.50
2010	$68.00	$7.50	$84.00	$8.25	$57.00	$7.50
2011	$74.00	$8.00	$82.00	$8.25	$57.00	$7.50
2012	$85.00	$8.75	$82.00	$8.25	$57.50	$7.75
2013	$92.01	$9.20	$82.00	$8.25	$58.50	$7.90
2014	$93.85	$9.38	$82.00	$8.45	$59.75	$8.05
2015	$95.73	$9.57	$82.00	$8.62	$61.00	$8.20
2016	$97.64	$9.76	$82.02	$8.79	$62.25	$8.40
2017	$99.59	$9.96	$83.66	$8.96	$63.50	$8.55
2018	$101.59	$10.16	2% per year	$9.14	2% per year	2% per year
Thereafter	2% per year	2% per year	2% per year	2% per year	2% per year	2% per year
Development Costs
In late 2004, the Company signed a memorandum of understanding with the Iraqi Ministry of Oil to evaluate a specific, large heavy oil field and its commercial development potential using Ivanhoe Energy’s HTLTM Technology. Since that time, the Company has carried out a detailed analysis and has generated data regarding the applicability of its HTLTM Technology for the development of the field.
In the first half of 2007, the Company and INPEX Corporation (“INPEX”), a Japanese oil and gas exploration and production company, signed an agreement to jointly pursue the opportunity to develop the above noted heavy oil field in Iraq. During the second quarter of 2007, INPEX paid $9.0 million to the Company as a contribution towards the Company’s past costs related to the project and certain costs related to the development of its HTLTM Technology. The payment was credited to the carrying value of its Iraq and CDF HTLTM Development Costs related to this project.
The agreement provides INPEX with a minority interest in the venture, with Ivanhoe Energy retaining a majority interest. Both parties will participate in the pursuit of the opportunity but Ivanhoe will lead the discussions with the Iraqi Ministry of Oil. Should the Company and INPEX proceed with the development and deploy Ivanhoe Energy’s HTLTM Technology, certain technology fees would be payable to the Company by INPEX.
At December 31, 2007 the CDF had one year remaining in its useful life. This useful life was extended to December 31, 2009 concurrent with the extension of the existing term of an agreement with a third party oil and gas producer to use its property for the CDF site location. The Feedstock Test Facility (“FTF”) was entering into the commissioning phase at December 31, 2008 and, as such, was not depreciated, nor impaired for the year ended December 31, 2008.
For the year ended December 31, 2008, the Company had no impairments (nil in 2007 and 2006) related to its HTLTM Development Costs.

Gas-to-Liquids
The Company is exploring an opportunity in Egypt to monetize stranded gas reserves through the application of the conversion of natural gas-to-liquids using a technology (“GTL Technology” or “GTL”) licensed from Syntroleum Corporation (“Syntroleum”). Because the Company has been pursuing this project for an extended period of time and has not been able to obtain a definitive agreement or appropriate project financing, the Company has impaired the carrying value of the costs associated with GTL as at December 31, 2008. The carrying value for GTL development costs of $5.1 million and intangible GTL assets of $10.0 million (see Note 4), were reduced to nil with a corresponding reduction in our results of operations. This impairment does not affect the Company’s intention to continue to pursue this project.
4. INTANGIBLE ASSETS — TECHNOLOGY
The Company’s intangible assets consist of the following:
HTLTM Technology
In the 2005 merger with the Ensyn Group, Inc. (“Ensyn”), the Company acquired an exclusive, irrevocable license to deploy, worldwide, the RTPTM Process for petroleum applications as well as the exclusive right to deploy the RTPTM Process in all applications other than biomass. The Company’s carrying value of the HTLTM Technology as at December 31, 2008 and 2007 was $92.2 million. Since the company acquired the technology, it has continued to expand its patent coverage to protect innovations to the HTLTM Technology as they are developed and to significantly extend the Company’s portfolio of HTLTM intellectual property. The Company is the assignee of three granted patents and currently has five patent applications pending in the U.S. The Company also has multiple patents pending in numerous other countries. This intangible asset was not amortized and its carrying value was not impaired for the years ended December 31, 2008, 2007 and 2006.
Syntroleum GTL Master License
The Company owns a master license from Syntroleum permitting the Company to use Syntroleum’s proprietary GTL process in an unlimited number of projects around the world. The Company’s master license expires on the later of April 2015 or five years from the effective date of the last site license issued to the Company by Syntroleum. Both companies have the right to pursue GTL projects independently, but the Company would be required to pay the normal license fees and royalties in such projects. The Company’s carrying value of the Syntroleum GTL master license as at December 31, 2008 and 2007 was nil and $10.0 million.
Recovery of capitalized costs related to potential HTLTM and GTL projects is dependent upon finalizing definitive agreements for, and successful completion of, the various projects. As described in Note 3 to these financial statements the GTL intangible asset balance of $10 million was impaired and charged to the results of operations with a corresponding reduction in intangible GTL assets (see Note 3). These intangible assets were not amortized and their carrying values were not impaired for the years ended December 31, 2007 and 2006.
5. LONG TERM DEBT
Notes payable consisted of the following as at:

	December 31,	December 31,
	2008	2007
Variable rate bank note (5.33% at December 31, 2008) due September 2010	7,000	10,000
Non-interest bearing promissory note, due April 2009	416	2,876
Convertible note (5.50% at December 31, 2008) due July 2011	32,787	—

	40,203	12,876

Less:
Unamortized discount	(4)	(139)
Unamortized deferred financing costs	(1,932)	(600)
Current maturities	(412)	(2,325)

	(2,348)	(3,064)

	$37,855	$9,812

Bank Loan
In September 2007 the Company obtained a bank loan for a $30 million Revolving/Term Credit Facility with an initial borrowing base of $10 million. The facility is a revolving facility with a three-year term with interest payable only during the term. Interest will be three-month LIBOR plus 3.75%. The loan terms include the requirement for the Company to enter into three-year commodity derivative contracts (See Note 12) covering up to 18,000 Bbls per month of the Company’s production from its Dagang field in China. The facility is secured by a pledge of collections from the Company’s monthly oil sales in China and by a pledge of shares of the Company’s Chinese subsidiaries. The Company made an initial $7.0 million draw of this facility in September 2007 and a subsequent draw of $3.0 million in December of 2007. In December 2008 $3.0 million of this loan was repaid.
Promissory Notes
In connection with the acquisition in July 2008 described in Note 18, the Company issued a promissory note (the “2008 Note”) to Talisman Energy Canada (“Talisman”) in the principal amount of Cdn.$12.5 million bearing interest at a rate per year equal to the prime rate plus 2%, calculated daily and not compounded. The 2008 Note matured and the principal and related interest was paid on December 31, 2008.
In February 2006, the Company re-acquired the 40% working interest in the Dagang oil project not already owned by the Company. Part of the consideration was the issuance by the Company of a non-interest bearing, unsecured promissory note in the principal amount of approximately $7.4 million ($6.5 million after being discounted to net present value). The note is payable in 36 equal monthly installments commencing March 31, 2006 (See Note 18).
Convertible Note
Also in connection with the acquisition in July 2008 described in Note 18, the Company issued a convertible promissory note (the “Convertible Note”) to Talisman in the principal amount of Cdn.$40.0 million bearing interest at a rate per year equal to the prime rate plus 2%, calculated daily and not compounded, payable semi-annually and maturing in July 2011. The Convertible Note is convertible (as to the outstanding principal amount), at Talisman’s option, into a maximum of 12,779,552 common shares of the Company at Cdn.$3.13 per common share. There were no conversions of this note as of December 31, 2008.
Under Canadian GAAP, the Convertible Note is assessed based on the substance of the contractual arrangement in determining whether it exhibits the fundamental characteristic of a financial liability or equity. Management has concluded that this debt instrument mainly exhibits characteristics that are liability in nature, however, the embedded conversion feature is equity in nature and is required to be bifurcated and disclosed separately within shareholders’ equity. Management has applied a residual basis method and has valued the liability component first and assigned the residual value to the equity component. Management has fair valued the liability component by discounting the expected interest and principal payments using an interest rate of 8.75% being management’s estimate of the expected interest payments for a similar instrument without the conversion feature. The liability component was valued at Cdn.$37.9 million and the remaining balance of Cdn.$2.1 million was allocated to the equity component. The liability component will be accreted over the three-year maturity period to bring the liability back to Cdn.$40.0 million using the effective interest method.
The Company’s obligations under the Convertible Note and the Contingent Payment (see Note 18) are secured by a first fixed charge and security interest in favor of Talisman against the acquired Talisman leases and the related assets acquired by the Company pursuant to the Talisman lease acquisition, and a subordinate security interest in and to all other present and after-acquired property of the Company other than the shares of any subsidiary of Ivanhoe Energy. The Talisman security interest also does not extend to any assets of any subsidiary of Ivanhoe Energy.
Revolving Line of Credit
The Company has a revolving credit facility for up to $1.25 million from a related party, repayable with interest at U.S. prime plus 3%. The Company did not draw down any funds from this credit facility for the years ended December 31, 2008, 2007 and 2006.
The scheduled maturities of the Company’s long term debt, excluding unamortized discount and unamortized deferred financing costs, as at December 31, 2008 were as follows:

2009	$416
2010	7,000
2011	32,787

$40,203

Interest expense included in Interest Expense and Financing Costs in the statement of operations was $1.3 million for the year ended December 31, 2008 ($0.6 million for 2007 and $0.7 million for 2006). For the year ended December 2008, $1.7 million (nil in 2007 and 2006) in interest was capitalized to oil and gas properties and development costs in the balance sheet.
6. ASSET RETIREMENT OBLIGATIONS
The Company provides for the expected costs required to abandon the CDF. The undiscounted amount of expected future cash flows required to settle the Company’s asset retirement obligations for this asset as at December 31, 2008 was estimated at $1.9 million. These payments are expected to be made over the next 30 years; with over half of the payments during 2010 to 2025. To calculate the present value of these obligations, the Company used an inflation rate of 3% and the expected future cash flows have been discounted using a credit-adjusted risk-free rate of 6%. The changes in the Company’s liability for the two-year period ended December 31, 2008 were as follows:

	As at	As at
	December, 31	December, 31
	2008	2007
Carrying balance, beginning of year	$739	$484
Accretion expense	76	29
Revisions in estimated cash flows	1,113	226

Carrying balance, end of period	$1,928	$739

7. COMMITMENTS AND CONTINGENCIES
Zitong Block Exploration Commitment
At December 31, 2005, the Company held a 100% working interest in a thirty-year production-sharing contract with China National Petroleum Corporation (“CNPC”) in a contract area, known as the Zitong Block located in the northwestern portion of the Sichuan Basin. In January 2006, the Company farmed-out 10% of its working interest in the Zitong block to Mitsubishi Gas Chemical Company Inc. of Japan (“Mitsubishi”) for $4.0 million.
Under this production-sharing contract, the Company was obligated to conduct a minimum exploration program during the first three years ending December 1, 2005 (“Phase 1”). The Company completed Phase 1 with a drilling shortfall of approximately 700 feet. In December 2007, the Company and Mitsubishi (the “Zitong Partners") made a decision to enter into the next three-year exploration phase (“Phase 2”). The shortfall in Phase I drilling will be carried over into Phase 2.
By electing to participate in Phase 2 the Zitong Partners must relinquish 30%, plus or minus 5%, of the Zitong block acreage and complete a minimum work program involving the acquisition of approximately 200 miles of new seismic lines and approximately 23,700 feet of drilling (including the Phase 1 shortfall), with total gross remaining estimated minimum expenditures for this program of $27.4 million. The Phase 2 seismic line acquisition commitment was fulfilled in the Phase 1 exploration program. The Zitong Partners plan to acquire additional seismic data in Phase 2. The partners have requested that CNPC allow the offset of this additional seismic against the drilling commitment, reducing the required Phase 2 drilling footage requirement, but no agreement has been reached at this time. The Zitong Partners have relinquished 15% of the Block acreage and will relinquish an additional 10% to complete the Phase I relinquishment requirement. The Zitong Partners contracted Sichuan Geophysical Company to conduct a complete review of the seismic data acquired to date on the block to select the first Phase II drilling location. Drilling is planned to commence in late 2009 with expected completed drilling, completion and evaluation of this prospect finalized in 2010. The Zitong Partners must complete the minimum work program by the end of the Phase 2 period, December 31, 2010, or will be obligated to pay to CNPC the cash equivalent of the deficiency in the work program for that exploration phase. Following the completion of Phase 2, the Zitong Partners must relinquish all of the remaining property except any areas identified for development and production.
Long Term Obligation
As part of its 2005 merger with Ensyn Group, Inc., the Company assumed an obligation to pay $1.9 million in the event, and at such time that, the sale of units incorporating the HTLTM Technology for petroleum applications reach a total of $100.0 million. This obligation was recorded in the Company’s consolidated balance sheet.

Income Taxes
The Company’s income tax filings are subject to audit by taxation authorities, which may result in the payment of income taxes and/or a decrease its net operating losses available for carry-forward in the various jurisdictions in which the Company operates. While the Company believes its tax filings do not include uncertain tax positions, except as noted below, the results of potential audits or the effect of changes in tax law cannot be ascertained at this time.
The Company has an uncertain tax position in China related to when its entitlement to take tax deductions associated with development costs commenced. In March 2007, the Company received a preliminary indication from local Chinese tax authorities as to a potential change in the rule under which development costs are deducted from taxable income effective for the 2006 tax year. The Company discussed this matter with Chinese tax authorities and subsequently filed its 2006 tax return for Sunwing’s wholly-owned subsidiary Pan-China Resources Ltd. (“Pan-China”) taking a new filing position in which development costs are capitalized and amortized on a straight line basis over six years starting in the year the development costs are incurred rather than deducted in their entirety in the year incurred. This change resulted in a $50.3 million reduction in tax loss carry-forwards in 2007 with an equivalent increase in the tax basis of development costs available for application against future Chinese income. The Company has received no formal notification of this rule change; however it will continue to file tax returns under this new approach. To the extent that there is a different interpretation in the timing of the deductibility of development costs this could potentially result in an increase in the current tax provision of $2.0 million.
The Company has an uncertain tax position related to the calculation of a gain on the consideration received from two farm-out transactions (Richfirst January 2004 – see Note 5 and Mitsubishi January 2006 – see under Zitong Block Exploration Commitment in this Note 7) and the designation of whether the taxable gains may be subject to a withholding tax of 10% pursuant to Chinese tax law for income derived by a foreign entity. The Company is waiting for the Chinese tax authorities to reply to its request to validate in writing that its current treatment of such tax position is appropriate. To the extent that the calculation of a gain is interpreted differently and the amounts are subject to withholding tax there would be an additional current tax provision of approximately $0.7 million.
No amounts have been recorded in the financial statements related to the above mentioned uncertain tax positions as management has determined the likelihood of an unfavorable outcome to the Company to be low.
Other Commitments
From time to time the Company enters into consulting agreements whereby a success fee may be payable if and when either a definitive agreement is signed or certain other contractual milestones are met. Under the agreements, the consultant may receive cash, Company shares, stock options or some combination thereof. These fees are not considered to be material in relation to the overall capital costs and funding requirements of the individual projects.
See Note 18 for a commitments related to acquisition of properties in Alberta.
The Company may provide indemnities to third parties, in the ordinary course of business, that are customary in certain commercial transactions such as purchase and sale agreements. The terms of these indemnities will vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amounts that may be required to be paid. The Company’s management is of the opinion that any resulting settlements relating to potential litigation matters or indemnities would not materially affect the financial position of the Company.
Lease Commitments
For the year ended December 31, 2008 the Company expended $1.2 million ($1.1 million in 2007 and $0.8 million in 2006) on operating leases relating to the rental of office space, which expire between July 2010 and March 2012. Such leases frequently provide for renewal options and require the Company to pay for utilities, taxes, insurance and maintenance expenses.

As at December 31, 2008, future net minimum payments for operating leases (excluding oil and gas and other mineral leases) were the following:

2009	$1,191
2010	1,009
2011	680
2012	331
2013	126

$3,337

8. SHARE CAPITAL AND WARRANTS
The authorized capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value.
Special Warrants Offering
A special warrant is a security sold for cash which may be exercised to acquire, for no additional consideration, a common share or, in certain circumstances, a common share and a common share purchase warrant.
In July 2008, the Company completed a Cdn.$88.0 million private placement consisting of 29,334,000 special warrants at Cdn.$3.00 per special warrant (the “Offering”). Each of these special warrants entitled the holder to one common share of the Company upon exercise of the special warrant. In August 2008, all of these special warrants were exercised for 29,334,000 common shares. The net proceeds from the Offering was approximately Cdn.$83.4 million after deducting the agents’ commission of Cdn.$4.0 million and the expenses of the Offering of Cdn.$0.6 million. The Company used Cdn.$22.5 million of the net proceeds of the Offering to complete the cash component of the Talisman lease acquisition described in Note 18.
On April 7, 2006, the Company closed a special warrant financing by way of private placement for $25.3 million. The financing consisted of 11,400,000 special warrants issued for cash at $2.23 per special warrant. Each special warrant entitled the holder to receive, at no additional cost, one common share and one common share purchase warrant. All of the special warrants were subsequently exercised for common shares and common share purchase warrants. Each common share purchase warrant originally entitled the holder to purchase one common share at a price of $2.63 per share until the fifth anniversary date of the closing. In September 2007, these warrants were listed on the Toronto Stock Exchange and the exercise price was changed to Cdn.$2.93.
Convertible Notes
As described in Note 5, in connection with the acquisition in July 2008, the Company issued the Convertible Note to Talisman in the principal amount of Cdn.$40.0 million bearing interest at a rate per year equal to the prime rate plus 2%, calculated daily and not compounded, and payable semi-annually, maturing in July 2011 and convertible (as to the outstanding principal amount), at Talisman’s option, into a maximum of 12,779,552 common shares of the Company at Cdn.$3.13 per common share. Also described in Note 5, management accounted for this convertible note by assigning a portion of the value, Cdn.$2.1 million, of the instrument to equity.
In April 2008, the Company obtained a loan from a third party finance company in the amount of Cdn.$5.0 million bearing interest at 8% per annum. The principal and accrued and unpaid interest matured and was repayable in August 2008. In August 2008, the lender exercised its option to convert the entire outstanding balance into the Company’s common shares at the conversion price of Cdn.$2.24 per share.

Purchase Warrants
The following reflects the changes in the Company’s purchase warrants and common shares issuable upon the exercise of the purchase warrants for the three-year period ended December 31, 2008:

	Purchase	Shares
	Warrants	Issuable
	(thousands)
Balance December 31, 2005	25,469	21,883
Purchase warrants expired	(7,173)	(3,587)
Private placements	11,400	11,400

Balance December 31, 2006	29,696	29,696
Purchase warrants exercised	(2,000)	(2,000)
Purchase warrants expired	(1,200)	(1,200)

Balance December 31, 2007	26,496	26,496
Purchase warrants expired	(15,096)	(15,096)
Private placements	29,334	29,334
Purchase warrants exercised	(29,334)	(29,334)

Balance December 31, 2008	11,400	11,400

For the year ended December 31, 2008, 29.3 million purchase warrants (2,000,000 in 2007 and nil in 2006) were exercised for the purchase of common shares — please refer to details under “Special Warrants Offering” (2,000,000 in 2007 at an average exercise price of U.S. $2.00 per share for 2007 for a total of $4.0 million).
The expiration of 15.1 million (1.2 million in 2007) purchase warrants in 2008 resulted in the carrying value of $4.3 million ($0.6 million in 2007) associated with these warrants being reclassified from Purchase Warrants to Contributed Surplus at the time of expiration.
As at December 31, 2008, the following purchase warrants were exercisable to purchase common shares of the Company until the expiry date at the price per share as indicated below:

Purchase Warrants
Number of
	Price per	Common			Common			Exercise	Cash
Year of	Special	Shares			Shares			Price per	Value on
Issue	Warrant	Issued	Issued	Exercisable	Issuable	Value	Expiry Date	Share	Exercise
		(thousands)				($U.S. 000)			($U.S. 000)
2006	U.S.$2.23	11,400	11,400	11,400	11,400	18,805	May 2011	Cdn. $2.93 (1)	27,379

(1)	Each common share purchase warrant originally entitled the holder to purchase one common share at a price of $2.63 per share until the fifth anniversary date of the closing. In September 2006, these warrants were listed on the Toronto Stock Exchange and the exercise price was changed to Cdn.$2.93.
The weighted average exercise price of the exercisable purchase warrants as at December 31, 2008 was U.S. $2.40 per share.
The Company calculated a value of $18.8 million for the purchase warrants issued in 2006. This value was calculated in accordance with the Black-Scholes (“B-S”) pricing model using a weighted average risk-free interest rate of 4.4%, a dividend yield of 0.0%, a weighted average volatility factor of 75.3% and an expected life of 5 years.
9. STOCK BASED COMPENSATION
The Company has an Employees’ and Directors’ Equity Incentive Plan under which it can grant stock options to directors and eligible employees to purchase common shares, issue common shares to directors and eligible employees for bonus awards and issue shares under a share purchase plan for eligible employees. The total number of common shares that may be issued under this plan cannot exceed 29.3 million.
Stock options are issued at not less than the fair market value on the date of the grant and are conditional on continuing employment. Expiration and vesting periods are set at the discretion of the Board of Directors. Stock options granted prior to March 1, 1999 vested over a two-year period and expire ten years from date of issue. Stock options granted after March 1, 1999 generally vest over three to four years and expire five to ten years from the date of issue. Additionally, in 2007, the Company granted share option awards whose vesting is contingent upon meeting various departmental and company-wide goals.

The fair value of each option award is estimated on the date of grant using the B-S option-pricing formula with service condition options amortized on a straight-line attribution approach and performance condition options amortized over the service period both with the following weighted-average assumptions for the years presented:

	2008	2007	2006
Expected term (in years)	4.0	3.7	5.5
Volatility	63.6%	73.5%	82.5%
Dividend Yield	0.0%	0.0%	0.0%
Risk-free rate	3.1%	4.1%	4.4%
The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards. The fair values of stock-based payments were valued using the B-S valuation method with an expected volatility factor based on the Company’s historical stock prices. The B-S valuation model calls for a single expected dividend yield as an input. The Company has not paid and does not anticipate paying any dividends in the near future. The Company bases the risk-free interest rate used in the B-S valuation method on the implied yield currently available on Canadian zero-coupon issue bonds with an equivalent remaining term. When estimating forfeitures, the Company considers historical voluntary termination behavior as well as future expectations of workforce reductions. The estimated forfeiture rate as at December 31, 2008 is 25.9% (23.1% at December 31, 2007 and 23.0% at December 31, 2006). The Company recognizes compensation costs only for those equity awards expected to vest.
The weighted average grant-date fair value of stock options granted during 2008 was Cdn.$0.90 (Cdn.$1.09 in 2007 and Cdn$1.92 in 2006).
For the years ended December 31, 2008 the Company’s stock based compensation related to option and share bonus awards were as follows:.

	2008	2007	2006
General and Administrative Expense:
Option awards	$2,243	$1,785	$1,980
Share bonus awards	207	340	—

	2,450	2,125	1,980

Business and Technology Development Expense:
Option awards	433	774	389
Share bonus awards	136	251	—

	569	1,025	389

Discontinued Operations:
Option awards	391	376	552
Share bonus awards	147	202	—

	538	578	552

	$3,557	$3,728	$2,921

In addition, $0.2 million of the Company’s stock based compensation related to option awards was capitalized to oil and gas properties and development costs in the balance sheet during December 31, 2008.

The following table summarizes changes in the Company’s outstanding stock options:

	December 31, 2008		December 31, 2007		December 31, 2006
		Weighted-		Weighted-		Weighted-
	Number	Average	Number	Average	Number	Average
	of Stock	Exercise	of Stock	Exercise	of Stock	Exercise
	Options	Price	Options	Price	Options	Price
	(thousands)	(Cdn.$)	(thousands)	(Cdn.$)	(thousands)	(Cdn.$)
Outstanding at beginning of year	12,945	$2.37	12,370	$2.34	10,278	$2.21
Granted	3,832	$1.79	3,843	$1.05	3,419	$3.02
Exercised	(3,067)	$0.90	(1,477)	$0.62	(297)	$2.05
Expired	(580)	$5.78	(1,017)	$3.12	(448)	$3.62
Forfeited	(1,217)	$3.05	(774)	$2.69	(582)	$3.22

Outstanding at end of year	11,913	$2.32	12,945	$2.37	12,370	$2.34

Options exercisable at end of year	5,062	$2.61	6,932	$2.24	7,720	$1.92

The aggregate intrinsic value of total options outstanding as well as options exercisable as at December 31, 2008 was nil as there were no options in the money. The total intrinsic value of options exercised during the year ended December 31, 2008 was $5.4 million ($2.1 million in 2007 and $0.2 million in 2006), and the cash received from exercise of options during the year ended December 31, 2008 was $1.2 million ($0.4 million in 2007 and $0.5 million in 2006).
The following table summarizes information respecting stock options outstanding and exercisable as at December 31, 2008:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted-Average			Weighted-Average
Range of	Number	Remaining	Weighted-Average	Number	Remaining	Weighted- Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Contractual Life	Exercise Price
(Cdn.$)	(thousands)	(Years)	(Cdn.$)	(thousands)	(Years)	(Cdn.$)
$1.52 to $2.25	6,097	3.8	$1.80	1,432	3.6	$1.83
$2.29 to $3.44	5,504	2.3	$2.84	3,432	2.0	$2.87
$3.53 to $3.62	312	1.9	$3.55	198	1.8	$3.56
$1.52 to $3.62	11,913	3.1	$2.32	5,062	2.4	$2.61
A summary of the Company’s unvested options as at December 31, 2008, and changes during the year then ended, is presented below:

		Weighted-
	Number	Average
	of Stock	Grant Date
	Options	Fair Value
	(thousands)	(Cdn.$)
Outstanding at December 31, 2007	6,013	$1.12
Granted	3,831	$0.90
Vested	(2,692)	$0.68
Cancelled/forfeited	(301)	$0.03

Outstanding at December 31, 2008	6,851	$0.98

Unvested options outstanding at December 31, 2008 by type:
Based on fulfulling service conditions	5,412
Based on fulfulling performance conditions	1,439

6,851

As at December 31, 2008, there was $2.9 million of total unrecognized compensation costs related to unvested share-based compensation arrangements granted by the Company. That cost is expected to be recognized over a weighted-average period of 1.7 years. The total fair value of shares vested during the year ended December 31, 2008 was $3.0 million ($2.9 million in 2007 and $3.1 million in 2006).
10. RETIREMENT PLAN
In 2001, the Company adopted a defined contribution retirement or thrift plan (“401(k) Plan”) to assist U.S. employees in providing for retirement or other future financial needs. Employees’ contributions (up to the maximum allowed by U.S. tax laws) were matched 100% by the Company in 2008. For the year ended December 31, 2008 the Company’s matching contributions to the 401(k) Plan was $0.5 million ($0.5 million in 2007 and $0.4 million in 2006).
11. SEGMENT INFORMATION
The Company has four reportable business segments: Oil and Gas — Integrated, Oil and Gas — Conventional, Business and Technology Development and Corporate. These segments are different than those reported in the Company’s previous financial statements and as such the presentation has been changed to conform to the new segments. Due to newly established geographically focused entities and the initiation of two new integrated projects, new segments are being reported to reflect how management now analyzes and manages the Company. In July 2009, the Company sold its U.S. operating segment (see Note 19); consequently, the segment information has been revised to reflect this sale.
Oil and Gas
     Integrated
Projects in this segment will have two primary components. The first component consists of conventional exploration and production activities together with enhanced oil recovery techniques such as steam assisted gravity drainage. The second component consists of the deployment of the HTLTM Technology which will be used to upgrade heavy oil at facilities located in the field to produce lighter, more valuable crude. The Company has two such projects currently reported in this segment — a heavy oil project in Alberta (see Note 18) and a heavy oil property in Ecuador (see Note 18). The integrated segments were established in 2008 and therefore there is no comparative information for 2007 and 2006.
     Conventional
The Company explores for, develops and produces crude oil and natural gas in China. The Company’s development and production activities are conducted at the Dagang oil field located in Hebei Province and its exploration activities are conducted on the Zitong block located in Sichuan Province.
Business and Technology Development
The Company incurs various costs in the pursuit of HTLTM and GTL projects throughout the world. Such costs incurred prior to signing a MOU or similar agreement, are considered to be business and technology development and are expensed as incurred. Upon executing a MOU to determine the technical and commercial feasibility of a project, including studies for the marketability for the projects products, the Company assesses whether the feasibility and related costs incurred have potential future value, are probable of leading to a definitive agreement for the exploitation of proved reserves and should be capitalized.
Additionally, the Company incurs costs to develop, enhance and identify improvements in the application of the HTLTM and GTL technologies it owns or licenses. The cost of equipment and facilities acquired, or construction costs for such purposes, are capitalized as development costs and amortized over the expected economic life of the equipment or facilities, commencing with the start up of commercial operations for which the equipment or facilities are intended.
Corporate
The Company’s corporate segment consists of costs associated with the board of directors, executive officers, corporate debt, financings and other corporate activities.

The following tables present the Company’s segment information for the three years ended December 31, 2008.

	Year Ended December 31, 2008
	Oil and Gas				Business and
	Integrated		Conventional		Technology
	Canada	Ecuador	China	U.S.	Development	Corporate	Total
Revenue
Oil revenue	$—	$—	$48,370	$—	$—	$—	$48,370
Gain on derivative instruments	—	—	1,688	—	—	—	1,688
Interest income	—	—	50	—	—	562	612

	—	—	50,108	—	—	562	50,670

Expenses
Operating costs	—	—	21,515	—	—	—	21,515
General and administrative	1,653	658	2,245	—	—	11,223	15,779
Business and technology development	189	—	—	—	6,264	—	6,453
Depletion and depreciation	3	—	23,135	—	2,618	5	25,761
Interest expense and financing costs	—	—	821	—	76	412	1,309
Provion for impairment of GTL intangible assets and development costs	—	—	—	—	15,054	—	15,054
Write off of deferred financing costs	—	—	2,621	—	—	—	2,621

	1,845	658	50,337	—	24,012	11,640	88,492

Loss from continuing operations before income taxes	(1,845)	(658)	(229)	—	(24,012)	(11,078)	(37,822)

Current provision for income taxes	—	—	(650)	—	(2)	(2)	(654)

Net loss from continuing operations	(1,845)	(658)	(879)	—	(24,014)	(11,080)	(38,476)

Net income from discontinued operations	—	—	—	4,283	—	—	4,283

Net Income (Loss) and Comprehensive Income (Loss)	$(1,845)	$(658)	$(879)	$4,283	$(24,014)	$(11,080)	$(34,193)

Capital Investments	$6,484	$1,369	$8,378	$—	$4,832	$—	$21,063

Identifiable Assets:
As at December 31, 2008	$81,126	$1,766	$64,901	$65,371	$105,587	$28,124	$346,875

	Year Ended December 31, 2007
	Oil and Gas		Business and
	Conventional		Technology
	China	U.S.	Development	Corporate	Total
Revenue
Oil and gas revenue	$31,365	$—	$—	$—	$31,365
Loss on derivative instruments	(4,993)	—	—	—	(4,993)
Interest income	58	—	—	259	317

	26,430	—	—	259	26,689

Expenses
Operating costs	13,000	—	—	—	13,000
General and administrative	2,042	—	—	8,062	10,104
Business and technology development	—	—	9,625	—	9,625
Depletion and depreciation	19,222	—	1,412	6	20,640
Interest expense and financing costs	281	—	29	313	623
Provision for impairment of oil and gas properties	6,130	—	—	—	6,130

	40,675	—	11,066	8,381	60,122

Net loss from continuing operations	(14,245)	—	(11,066)	(8,122)	(33,433)

Net loss from discontinued operations	—	(5,774)	—	—	(5,774)

Net Loss and Comprehensive Loss	$(14,245)	$(5,774)	$(11,066)	$(8,122)	$(39,207)

Capital Investments	$23,488	$—	$5,097	$—	$28,585

Identifiable Assets:
As at December 31, 2007	$73,298	$68,619	$117,529	$7,070	$266,516

	Year Ended December 31, 2006
	Oil and Gas		Business and
	Conventional		Technology
	China	U.S.	Development	Corporate	Total
Revenue
Oil and gas revenue	$35,683	$—	$—	$—	$35,683
Loss on derivative instruments	—	—	—	—	—
Interest income	63	—	—	574	637

	35,746	—	—	574	36,320

Expenses
Operating costs	11,834	—	—	—	11,834
General and administrative	1,337	—	—	7,215	8,552
Business and technology development	—	—	7,610	—	7,610
Depletion and depreciation	23,345	—	3,822	5	27,172
Interest expense and financing costs	156	—	10	507	673
Provision for impairment of oil and gas properties	5,420	—	—	—	5,420
Write off of deferred acquisition costs	736	—	—	—	736

	42,828	—	11,442	7,727	61,997

Net loss from continuing operations	(7,082)	—	(11,442)	(7,153)	(25,677)

Net income from discontinued operations	—	185	—	—	185

Net Income (Loss) and Comprehensive Income (Loss)	$(7,082)	$185	$(11,442)	$(7,153)	$(25,492)

Capital Investments	$9,086	$—	$3,210	$—	$12,296

Identifiable Assets:
As at December 31, 2006	$72,970	$70,051	$122,267	$12,856	$278,144

12. FINANCIAL INSTRUMENTS AND FINANCIAL RISK FACTORS
The accounting classification of each category of financial instruments, and their carrying amounts (which approximate fair value), are set out below.

	As at December 31, 2008
				Financial
		Available-for-		liabilities
	Loans and	sale financial	Held-for-	measured at	Total carrying
	receivables	assets	trading	amortized cost	amount
Financial Assets:
Cash and cash equivalents	$—	$—	$38,477	$—	$38,477
Accounts receivable	3,802	—	—	—	3,802
Derivative instruments	—	—	1,459	—	1,459

Financial Liabilities:
Accounts payable and accrued liabilities	—	—	—	(9,219)	(9,219)
Long term debt	—	—	—	(38,267)	(38,267)
Long term obligation	—	—	—	(1,900)	(1,900)

	$3,802	$—	$39,936	$(49,386)	$(5,648)

	As at December 31, 2007
				Financial
		Available-for-		liabilities
	Loans and	sale financial	Held-for-	measured at	Total carrying
	receivables	assets	trading	amortized cost	amount
Financial Assets:
Cash and cash equivalents	$—	$—	$9,060	$—	$9,060
Accounts receivable	7,318	—	—	—	7,318
Advance	825	—	—	—	825

Financial Liabilities:
Accounts payable and accrued liabilities	—	—	—	(8,383)	(8,383)
Derivative instruments	—	—	(4,659)	—	(4,659)
Long term debt	—	—	—	(12,137)	(12,137)
Long term obligation	—	—	—	(1,900)	(1,900)

	$8,143	$—	$4,401	$(22,420)	$(9,875)

Financial Risk Factors
The Company is exposed to a number of different financial risks arising from typical business exposures as well as its use of financial instruments including market risk relating to commodity prices, foreign currency exchange rates and interest rates, credit risk and liquidity risk. There have been no significant changes to the Company’s exposure to risks nor to management’s objectives, policies and processes to manage risks from the previous year except discussed below under “Liquidity Risk”. The risks associated with our financial instruments and our policies for minimizing these risks are detailed below.
Market Risk
Market risk is the risk that the fair value or future cash flows of our financial instruments will fluctuate because of changes in market prices. Components of market risk to which we are exposed are discussed below.
     Commodity Price Risks
Commodity price risk refers to the risk that the value of a financial instrument or cash flows associated with the instrument will fluctuate due to the changes in market commodity prices. Crude oil prices and quality differentials are influenced by worldwide factors such as OPEC actions, political events and supply and demand fundamentals. The Company may periodically use different types of derivative instruments to manage its exposure to price volatility as well as being a requirement of the Company’s lenders.
The Company entered into costless collar derivatives to minimize variability in its cash flow from the sale of up to 18,000 Bbls per month of the Company’s production from its Dagang field in China over a three-year period starting September 2007. This derivative had a ceiling price of $84.50 per barrel and a floor price of $55.00 per barrel using the WTI as the index traded on the NYMEX. The above contacts were put in place as part of the Company’s bank loan facility.
Results of these derivative transactions for the three years ended December 31, 2008:

	Year Ended December 31,
	2008	2007	2006
Realized gains (losses) on derivative transactions	$(4,430)	$(334)	$—
Unrealized gains (losses) on derivative transactions	6,118	(4,659)	$—

	$1,688	$(4,993)	—

Both realized and unrealized gains and losses on derivatives have been recognized in the results of operations.
On December 31, 2008, the Company’s open positions on the derivative assets referred to above had a fair value of $1.5 million. A 10% increase in oil prices would reduce the fair value, and consequently increase the net loss, by approximately $0.9 million, while a 10% decrease in prices would increase the fair value, and consequently reduce the net loss, by approximately $0.9 million. The fair value change assumes volatility based on prevailing market parameters at December 31, 2008.

     Foreign Currency Exchange Rate Risk
Foreign currency risk refers to the risk that the value of a financial commitment, recognized asset or liability will fluctuate due to changes in foreign currency rates. The main underlying economic currency of the Company’s cash flows is the U.S. dollar. This is because the Company’s major product, crude oil, is priced internationally in U.S. dollars. Accordingly, the Company does not expect to face foreign exchange risks associated with its production revenues. However, some of the Company’s cash flow stream relating to certain international operations is based on the U.S. dollar equivalent of cash flows measured in foreign currencies. The majority of the operating costs incurred in the Chinese operations are paid in Chinese renminbi. The majority of costs incurred in the administrative offices in Vancouver and Calgary, as well as some business development costs, are paid in Canadian dollars. In addition, with the recent property acquisition in Alberta (see Note 18) the Company’s Canadian dollar expenditures have increased during the last half of 2008 along with an increase in cash and debt balances denominated in Canadian dollars. Disbursement transactions denominated in Chinese renminbi and Canadian dollars are converted to U.S. dollar equivalents based on the exchange rate as of the transaction date. Foreign currency gains and losses also come about when monetary assets and liabilities, mainly short term payables and receivables, denominated in foreign currencies are translated at the end of each month. The estimated impact of a 10% strengthening or weakening of the Chinese renminbi, and Canadian dollar, as of December 31, 2008 on net loss and accumulated deficit for the year ended December 31, 2008 is a $3.6 million increase, and a $3.7 million decrease, respectively. To help reduce the Company’s exposure to foreign currency risk it seeks to maximize the expenditures and contracts denominated in U.S. dollars and minimize those denominated in other currencies, except for its Canadian activities where it attempts to hold cash denominated in Canadian dollars in order to manage its currency risk related to outstanding debt and current liabilities denominated in Canadian dollars.
     Interest Rate Risk
Interest rate risk refers to the risk that the value of a financial instrument or cash flows associated with the instrument will fluctuate due to the changes in market interest rates. Interest rate risk arises from interest-bearing borrowings which have a variable interest rate. The Company currently a bank loan facility and a convertible note with fluctuating interest rates. The Company estimates that its net loss and accumulated deficit for the year ended December 31, 2008 would have changed $0.1 million for every 1% change in interest rates as of December 31, 2008. The Company is not currently actively attempting to mitigate this interest rate risk given the limited amount and term of its borrowings and the current global interest rate environment.
     Credit Risk
The Company is exposed to credit risk with respect to its cash held with financial institutions, accounts receivable, derivative contracts and advance balances. The Company believes its exposure to credit risk related to cash held with financial institutions is minimal due to the quality of the institutions where the cash is held and the nature of the deposit instruments. Most of the Company’s accounts receivable balances relate to oil sales to foreign national petroleum companies and are exposed to typical industry credit risks. In addition, accounts receivable balances consist of costs billed to joint venture partners where the Company is the operator and advances to partners for joint operations where the Company is not the operator. The advance balance relates to an arrangement whereby scheduled advances were made to a third party contractor associated with negotiating an HTLTM and/or GTL project for the Company. The Company manages its credit risk by entering into sales contracts only with established entities and reviewing its exposure to individual entities on a regular basis.
All of the Company’s revenues come from one customer and 80%-90% of the outstanding receivable balances as at December 31, 2008 and 2007, respectively, are due from this same customer.
As noted below, included in the Company’s trade receivable balance are debtors with a carrying amount of $0.2 million as of the year ended December 31, 2008 which are past due at the reporting date for which the Company has not provided an allowance, as there has not been a significant change in credit quality and the amounts are still considered recoverable. The Company defines “past due” by the specific contract terms associated with each transaction (e.g. oil sales generally have a one – two month lag, joint venture billings generally are between 15 – 45 days). During the quarter ended September 30, 2008 the Company recorded an allowance associated with the advance balance for the entire outstanding amount of $0.7 million. These provisions were recorded in General and Administrative expense in the accompanying Statement of Operations and Comprehensive Loss. There were no other changes to the allowance for credit losses account during the three-month period ended December 31, 2008 and no other losses associated with credit risk were recorded during this same period.

	December 31,	December 31,
	2008	2007
Accounts Receivable:
Neither impaired nor past due	$3,561	$6,950
Impaired (net of valuation allowance)	—	—
Not impaired and past due in the following periods:
within 30 days	57	63
31 to 60 days	37	186
61 to 90 days	33	5
over 90 days	114	114

	3,802	7,318

Advance
Not impaired and past due over 90 days	—	825

	$3,802	$8,143

Our maximum exposure to credit risk is based on the recorded amounts of the financial assets above.
     Liquidity Risk
Liquidity risk is the risk that suitable sources of funding for the Company’s business activities may not be available, which means it may be forced to sell financial assets or non-financial assets, refinance existing debt, raise new debt or issue equity. The Company’s present plans to generate sufficient resources to assure continuation of its operations and achieve its capital investment objectives include alliances or other arrangements with entities with the resources to support the Company’s projects as well as project financing, debt financing or the sale of equity securities. However, the availability of financing, in particular project funding, is dependent in part on the return of the credit and equity markets to normalized conditions. During the fourth quarter of 2008, as a result of the global economic crisis, the terms and availability of equity and debt capital have been materially restricted and financing may not be available when it required or on commercially acceptable terms.
The contractual maturity of the fixed and floating rate financial liabilities and derivatives are shown in the table below. The amounts presented represent the future undiscounted principal and interest cash flows and therefore do not equate to the values presented in the balance sheet.

		As at December 31, 2008				As at December 31, 2007
	Contractual Maturity				Contractual Maturity
		(Nominal Cash Flows)				(Nominal Cash Flows)
	Less than	1 to 2	2 to 5	Over 5	Less than	1 to 2	2 to 5	Over 5
	1 year	years	years	years	1 year	years	years	years
Derivative financial liablities:
Costless Collars — oil price commodity	$—	$—	$—	$—	$2,383	$2,276	$—	$—

Non derivative financial liablities:
Trade accounts payable	$4,659	$—	$—	$—	$6,515	$—	$—	$—
Accruals	$4,560	$—	$—	$—	$1,868	$—	$—	$—
Long term debt and interest	$3,483	$9,432	$33,495	$—	$3,542	$1,541	$10,277	$—
13. CAPITAL MANAGEMENT
The Company manages its capital so that the Company and its subsidiaries will be able to continue as a going concern and to create shareholder value through exploring, appraising and developing its assets including the major initiative of implementing multiple, full-scale, commercial HTL™ heavy oil projects in Canada and internationally. There have been no significant changes in management’s objectives, policies and processes to manage capital or the components of capital from the previous year. However, the availability of financing, in particular project funding, is dependent in part on the return of the credit and equity markets to normalized conditions. During the fourth quarter of 2008, as a result of the global economic crisis, the terms and availability of equity and debt capital have been materially restricted and financing may not be available when it required or on commercially acceptable terms.
The Company defines capital as total equity or deficiency plus cash and cash equivalents and long term debt. Total equity is comprised of share capital, purchase warrants, convertible note, contributed surplus, shares to be issued and accumulated deficit as disclosed in Note 8. Cash and cash equivalents consist of $38.4 million and $9.1 million at December 31, 2008 and December 31, 2007 and are composed entirely of bank balances in checking accounts with excess cash in money market accounts which invest primarily in government securities with less than 90 day maturities. Long term debt is disclosed in Note 5.

The Company’s management reviews the capital structure on a regular basis to maintain the most optimal debt to equity balance. In order to maintain or adjust its capital structure, the Company may refinance its existing debt, raise new debt, seek cost sharing arrangements with partners or issue new shares.
In 2008, the Company expensed $2.6 million of deferred financing costs that were directly attributable to a proposed offering of securities for its wholly-owned Chinese subsidiary.
The Company’s Chinese oil and gas subsidiary is subject to financial covenants, such as interest coverage ratios, under the revolving/term credit facility which is measured on a quarterly basis. The Company is in compliance with all financial covenants for the year ended December 31, 2008.
14. INCOME TAXES
The Company and its subsidiaries are required to individually file tax returns in each of the jurisdictions in which they operate. The provision for income taxes differs from the amount computed by applying the statutory income tax rate to the net losses before income taxes. The combined Canadian federal and provincial statutory rates as at December 31, 2008, 2007 and 2006 were 29.5%, 32.12% and 32.12%, respectively. The sources and tax effects for these differences were as follows:

	Year ended December 31,
	2008	2007	2006
Tax benefit computed at the combined Canadian federal and provincial statutory income tax rates	$(11,158)	$(10,739)	$(8,247)
Foreign net losses affected at lower income tax rates	4,562	1,456	95
Effect of change in foreign exchange rates	3,006	(2,878)	(14)
Expiry of tax loss carry-forwards	2,875	2,440	1,583
Stock-based compensation not deductible	753	844	801
Financing costs not deductible	695	—	—
Net currency exchange losses not deductible	402	—	—
Change in prior year estimate of tax loss carry-forwards	(59)	422	939
Realized derivative (gains)/losses not taxable/deductible	(422)	—	—
Effect of change in effective income tax rates on future tax assets	(331)	6,109	870
Other permanent differences	(127)	991	(308)

	196	(1,355)	(4,281)
Valuation allowance	458	1,355	4,281

	$654	$—	$—

Significant components of the Company’s future net income tax assets and liabilities were as follows:

	As at December 31,
	2008		2007
	Future Income Tax		Future Income Tax
	Assets	Liabilities	Assets	Liabilities
Oil and gas properties and investments	$4,285	$(1,582)	$5,968	$(3,653)
Intangibles	—	(37,089)	—	(36,976)
Derivative contracts	—	—	—	—
Tax loss carry-forwards	29,602	—	29,419	—
Tax credit carry-forward	—	—	—	—
Valuation allowance	(24,816)	—	(24,358)	—

	$9,071	$(38,671)	$11,029	$(40,629)

The tax loss carry-forwards in Canada are Cdn.$45.4 million, in China $35.5 million and in the U.S. $26.4 million. Tax loss carry-forwards in Ecuador are nominal. The tax loss carry-forwards in Canada expire between 2009 and 2028 and in the U.S. between 2016 and 2028. In China, the tax loss carry-forwards have no expiration period. A loss of approximately Cdn.$55.3 million from the disposition of Russian operations in 2000, being the aggregate investment, not including accounting write-downs, less proceeds received on settlement is a capital loss for Canadian income tax purposes, available for carry-forward against future Canadian capital gains indefinitely and is not included in the future income tax assets above.
The amount of current income tax payable at December 31, 2008 associated with income taxes for China equaled $0.7 million.
15. NET LOSS PER SHARE
Had the Company generated net earnings during the years presented, the earnings per share calculations for the years presented would have included the following weighted average items:

	Year ended December 31,
	2008	2007	2006
	(thousands of shares)
Stock options	1,374	2,433	3,292
Richfirst conversion rights	—	—	1,104
Purchase warrants	—	—	121
Convertible debt	6,943	—	—

	8,317	2,433	4,517

Additionally, the earnings per share calculations would have included the following weighted average items had the exercise prices exceeded the average market prices of the common shares:

	Year ended December 31,
	2008	2007	2006
	(thousands of shares)
Stock options	9,944	8,616	7,022
Purchase warrants	16,399	28,898	25,184

	26,343	37,514	32,206

16. SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information for each of the years ended December 31 was as follows:

	Year Ended December 31,
	2008	2007	2006
Cash paid during the period for
Income taxes	$5	$6	$4

Interest	$1,120	$238	$255

Investing and Financing activities, non-cash Acquisition of oil and gas assets
Debt issued	$52,052	$—	$6,547
Shares issued	—	—	20,000
Receivable applied to acquisition	—	—	1,746

	$52,052	$—	$28,293

Conversion of debt to shares
Extinguishment of debt	$4,737	$—	$—
Extinguishment of interest	125	—	—

	$4,862	$—	$—

Shares issued for bonuses	$490	$793	$401

Stock based compensation capitalized	$175	$—	$—

Changes in non-cash working capital items Operating Activities
Accounts receivable	$3,509	$(1,281)	$(1,698)
Prepaid and other current assets	(48)	69	(355)
Accounts payable and accrued liabilities	1,905	852	(222)
Income tax payable	650	—	—

	6,016	(360)	(2,275)

Investing Activities
Accounts receivable	7	(250)	2,188
Prepaid and other current assets	(70)	86	119
Accounts payable and accrued liabilities	(972)	(1,119)	(12,913)

	(1,035)	(1,283)	(10,606)

Financing Activities
Accounts payable and accrued liabilities	26	—	—

	$5,007	$(1,643)	$(12,881)

Cash and cash equivalents at December 31, 2008, and 2007, are composed entirely of bank balances in checking accounts with excess cash in money market accounts which invest primarily in government securities with less than 90 day maturities.
17. RELATED PARTY TRANSACTIONS
The Company has entered into agreements with a number of entities which are related or controlled through common directors or shareholders. These entities provide access to an aircraft, the services of administrative and technical personnel, and office space or facilities in Vancouver, London and Singapore. The Company is billed on a cost recovery basis. For the year ended December 31, 2008 the costs incurred in the normal course of business with respect to the above arrangements amounted to $3.0 million ($3.3 million for 2007 and $3.0 million for 2006), and are recorded in general and administrative expense in the statement of operations. As at December 31, 2008 amounts included in accounts payable and accrued liabilities on the balance sheet under these arrangements were $0.1 million ($0.2 million at December 31, 2007).
18. ACQUISTION AND PROJECT RELATED AGREEMENTS
Canada
In July 2008, the Company completed the acquisition of Talisman Energy Canada’s (“Talisman”) 100% working interests in two leases located in the Athabasca oil sands region in the Province of Alberta, Canada. The total purchase price was Cdn.$90.0 million, of which an initial payment of Cdn.$22.5 million was made on closing. In addition to this initial payment the Company issued a promissory note to Talisman in the principal amount of Cdn.$12.5 million bearing interest at a rate per year equal to the prime rate plus 2% which matured and was paid on December 31, 2008 and a second promissory note to Talisman in the principal amount of Cdn.$40.0 million bearing interest at a rate per annum equal to the prime rate plus 2%, maturing in July 2011 and convertible (as to the outstanding principal amount), at Talisman’s option, into a maximum of 12,779,552 common shares of the Company at Cdn.$3.13 per common share.
The Company may also be required to make a cash payment to Talisman of Cdn.$15 million if the requisite government and other approvals necessary to develop the northern border of one of the leases (the “Contingent Payment”) are obtained. No amount is recorded in the financial statements for this payment as at December 31, 2008 as the chance of occurrence can not be determined at this time.
Talisman retains a back-in right (the “Back-in Right”), exercisable once per lease until July 11, 2011, to re-acquire up to a 20% undivided interest in each lease. The purchase price payable by Talisman were it to exercise the Back-in Right in respect of a particular lease would be an amount equal to 20% of:
(a)	100% of the Company’s acquisition cost and certain expenses in respect of the relevant lease if the Back-in Right is exercised on or before July 11, 2009;

(b)	150% of the Company’s acquisition cost and certain expenses in respect of the relevant lease if the Back-in Right is exercised after July 11, 2009 but on or before July 11, 2010; or

(c)	200% of the Company’s acquisition cost and certain expenses in respect of the relevant lease if the Back-in Right is exercised after July 11, 2010 but on or before July 11, 2011.
Until July 11, 2011, Talisman has the right of first offer to acquire any interests in heavy oil projects in the Province of Alberta that the Company or any of its subsidiaries wishes to sell, excluding the acquired leases.
Ecuador
In October 2008, Ivanhoe Energy Ecuador Inc. (“IE Ecuador”) entered into a contract with Empresa Estatal de Petroleos del Ecuador, Petroecuador (“Petroecuador”), the state oil company of Ecuador, and its affiliate, Empresa Estatal de Exploracion y Produccion de Petroleos del Ecuador, Petroproduccion (“Petroproduccion”) to explore and develop an oil field in Ecuador that includes the Pungarayacu heavy-oil field, utilizing the Company’s HTLTM technology. IE Ecuador is a wholly-owned subsidiary of Ivanhoe Energy Latin America Inc. (“IE Latin America”), a wholly-owned subsidiary of the Company.
IE Ecuador will lead the development of the project. The contract is guaranteed by its parent company IE Latin America, which will obtain or provide funding and financing for IE Ecuador’s operations under the contract. The contract’s 30-year term may be extended by mutual agreement. To recover its investments, costs and expenses, and to provide for a profit, IE Ecuador will receive from Petroproduccion a payment of US$37.00 per barrel of oil produced and delivered to Petroproduccion. The payment will be indexed (adjusted) quarterly for inflation, starting from the contract date, using the weighted average of a basket of three US Government-published producer price indices relating to steel products, refinery products and upstream oil and gas equipment.
China
The Company currently holds a production-sharing contract with CNPC to develop existing oil properties in the Dagang region. In January 2004, the Company signed farm-out and joint operating agreements with Richfirst Holdings Limited (“Richfirst”), to acquire a 40% working interest in the Dagang field for payment of $20.0 million. In February 2006, the Company re-acquired Richfirst’s 40% working interest for total consideration of $28.3 million consisting of $20.0 million paid by way of the issuance to Richfirst of 8,591,434 common shares of the Company, a non-interest bearing, unsecured promissory note in the principal amount approximately $7.4 million ($6.5 million after being discounted to net present value) and the forgiveness of $1.8 million of unpaid joint venture receivables. The promissory note is repayable in 36 equal monthly installments commencing March 31, 2006. The Company has the right, during the three-year loan repayment period, to require Richfirst to convert the remaining unpaid balance of the promissory note into common shares of Sunwing Energy Ltd (“Sunwing”), the Company’s wholly-owned subsidiary, or another company owning all of the outstanding shares of Sunwing, subject to Sunwing or the other company having obtained a listing of its common shares on a prescribed stock exchange. The number of shares issued would be determined by dividing the then outstanding principal balance under the promissory note by the issue price of shares of the newly listed company issued in the transaction that results in the listing, less a 10% discount.

19. DISCONTINUED OPERATIONS
In June of 2009, management commenced a process to sell all of the Company’s United States’ oil and gas exploration and production operations. On July 17, 2009, the Company completed the sale of its wholly owned subsidiary Ivanhoe Energy (USA) Inc. for a purchase price of $39.2 million. The purchaser acquired all of the Company’s oil and gas exploration and production operations in California and Texas and additional exploration acreage in California. An escrow deposit in the amount of $2.0 million, which has been set aside from the sales proceeds, will be available to the purchaser for a period of one year to satisfy any indemnification obligations of the Company. The Company used approximately $5.2 million of the sales proceeds to repay an outstanding loan to a third party financial institution holding a security interest in the subsidiary company’s assets. The Company intends to use the balance of the sales proceeds for the ongoing development of its heavy oil projects in Canada and Ecuador and for general corporate purposes.
The operating results for this discontinued operation for the periods noted were as follows:

	Year Ended December 31,
	2008	2007	2006
Revenue
Oil and gas revenue	$18,120	$12,270	$12,065
Gain (loss) on derivative instruments	278	(5,594)	(424)
Interest income	98	152	139

	18,496	6,828	11,780

Expenses
Operating costs	5,137	4,319	4,299
General and administrative	2,413	1,972	1,628
Depletion and depreciation	6,143	5,884	5,378
Interest expense and financing costs	520	427	290

	14,213	12,602	11,595

Net Income (Loss) from discontinued operations	$4,283	$(5,774)	$185

The carrying amounts of the major classes of assets and liabilities for this discontinued operation were as follows:

	December 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$788	$2,296
Accounts receivable	1,067	2,058
Prepaid and other current assets	172	83
Derivative instruments	700	—

	2,727	4,437

Oil and gas properties and equipment, net	32,577	34,041
Future income tax assets	29,600	29,600
Long term assets	467	541

	$65,371	$68,619

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	$874	$1,155
Debt — current portion	5,200	4,404
Derivative instruments	—	4,773

	6,074	10,332

Asset retirement obligations	1,810	1,479

	$7,884	$11,811